SECOND AMENDMENT TO DEALER MANAGER AGREEMENT

THIS SECOND AMENDMENT TO DEALER MANAGER AGREEMENT (this “Amendment”) by and between PRINCETON PRIVATE INVESTMENT FUND, a Delaware statutory trust having its principal office and place of business at 8000 Norman Center Drive, Suite 630, Minneapolis, Minnesota 55437 (the “Company”), PRINCETON FUND ADVISORS, LLC, a Delaware limited liability company having its principal office and place of business at 8000 Norman Center Drive, Suite 630, Minneapolis, Minnesota 55437 (the “Advisor”), and KBS CAPITAL MARKETS GROUP LLC, a California limited liability company having its principal office and place of business at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 (the “Dealer Manager”) is effective as of June 19, 2018.

WHEREAS, the Company, the Advisor and the Dealer Manager are parties to a Dealer Manager Agreement dated as of July 19, 2016, as amended by a First Amendment dated November 15, 2017 (the “DMA”).

WHEREAS, the parties desire to amend the DMA to add the Company’s newly authorized Class L shares to the DMA.

In consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	Definitions.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the DMA.

2.	Amendments.

(a)   The first sentence of the first paragraph of the DMA is hereby amended and restated in its entirety to read as follows:

Princeton Private Investment Fund, a Delaware business trust (the “Company”), proposes that the Company issue and sell Class T shares, Class II shares, Class AA shares, Class C shares and Class L shares of beneficial interest (the “Shares”), to “qualified purchasers,” as such term is defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended and the rules and regulations thereunder (collectively, the “1940 Act”) until such time as the Company has assets plus subscriptions such that the net assets of the Company after acceptance of such subscriptions would be at least $25,000,000 (as contemplated in Sections 3.1(f) and 4.4 hereof) and at all times solely to “accredited investors,” as that term is defined in the Securities Act of 1933, as amended and the rules and regulations thereunder (collectively, the “Securities Act”), and Regulation D promulgated thereunder (the “Offering”).

(b)	Exhibit E to the DMA shall be amended and restated in its entirety to read as set forth in Exhibit E attached to this Amendment.

3.	Miscellaneous.

(a)               All other provisions of the DMA shall remain in full force and effect.

(b)               No provision of this Amendment may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

(c)               This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

(d)               The parties may execute this Amendment or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)               If any part, term or provision of this Amendment is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Amendment did not contain the particular part, term or provision held to be illegal or invalid.

(f)                In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)               Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Amendment on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

COMPANY:	PRINCETON PRIVATE INVESTMENT FUND By: _/s/John L. Sabre______ Name: John L. Sabre Title: President
DEALER MANAGER:	KBS CAPITAL MARKETS GROUP LLC By: _/s/Mick Manning_________ Name: Mick Manning Title: Chief Executive Officer
ADVISOR:	PRINCETON FUND ADVISORS, LLC By: _/s/John L. Sabre__________ Name: John L. Sabre Title: Chief Executive Officer

[Signature Page to Second Amendment to Dealer Manager Agreement]